UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report(Date of earliest event reported):January 5, 2009

Alfacell Corporation

(Exact name of registrant as specified in its charter)

0-11088

(Commission File Number)

Delaware	22-2369085
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

300 Atrium Drive, Somerset, NJ 08873

(Address of principal executive offices, with zip code)

(732) 652-4525

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 2, 2009, Alfacell Corporation (the “Company”) received a notice from the NASDAQ Listing Qualifications Panel (the “Panel”) stating that the Panel has determined to delist the Company’s securities from The NASDAQ Stock Market, effective with the open of business on Tuesday, January 6, 2009. The delisting is the result of the Company’s non-compliance with the $35 million market value of listed securities requirement and its alternatives for continued listing on The NASDAQ Capital Market.

Starting on January 6, 2009, the Company’s common stock is traded under the symbol ACEL on the Pink Sheets, an electronic quotation service for securities traded over-the-counter. The Company’s common stock may, in the future, also be quoted on the Over-the-Counter Bulletin Board, an electronic quotation service maintained by the Financial Industry Regulatory Authority (or FINRA), provided that a market maker in the Company’s common stock files the appropriate application with, and such application is cleared by, FINRA.

On January 5, 2009, the Company issued a press release announcing its receipt of the Panel’s decision. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Alfacell Corporation dated January 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALFACELL CORPORATION

Date: January 6, 2009	By: /s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Acting President, Chief Financial
Officer and Corporate Secretary